UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Chapman, Susan

   c/o Longview Partners, L.P.
   175 East 64th Street
   New York, NY  10021
   USA
2. Issuer Name and Ticker or Trading Symbol
   Sentigen Holding Corp.
   SGHL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 28, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock, $.01 par valu|1/15/0|M   |V|150,000           |A  |$0.75      |703,573            |I     |(1)                        |
e                          |2     |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|-     |-   |-|-                 |-  |-          |290,327            |I     |(2)                        |
e                          |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option (right to buy) |$0.75   |1/15/|M   |V|150,000    |D  |1/16/|1/16/|Common Stock|150,000|       |0           |I  |(1)         |
                      |        |02   |    | |           |   |98   |02   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These shares are held in the Frederick R. Adler Intangible Assest Management Trust ("Trust") of which the reporting person is the sole Trustee. These shares were transferred to the Trust by Frederick R. Adler on November 29, 2000. The reporting person disclaims beneficial interest in the securities for purposes of Section 16 because as Trustee of the Trust she has no ultimate pecuniary interest in the shares. This statement shall not be deemed an admission that the reporting person is the beneficial owner of the securities for purposes of Section 16 or for any other purpose.
(2) Represents securities owned by Longview Partners, L.P. of which the reporting person is the General Partner. As General Partner, the reporting person has the sole voting and dispositive power over the securities. The reporting person disclaims beneficial interest in the securities except to the extent of her pecuniary interest, if any, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for purposes of Section 16 or for any other purposes.
The additional reporting person is Frederick R. Adler Intangible Assest Management Trust, c/o Susan Chapman, 175 East 64th Street, New York, NY
10021.
/s/ Susan
Chapman
_________________________________________
Susan Chapman, Sole
Trustee
SIGNATURE OF REPORTING PERSON
/s/ Susan Chapman
DATE
February 28, 2002